UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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                                               :
In re                                          :      Chapter 11
                                               :
ENRON CORP., et al.,                           :      Case No. 01-16034 (AJG)
                                               :
                                               :      Jointly Administered

                              Debtors.         :

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          ORDER PURSUANT TO SECTIONS 105, 502, 1125, 1126, AND 1128 OF
              THE BANKRUPTCY CODE AND BANKRUPTCY RULES 2002, 3003,
           3017, 3018 AND 3020 (I) APPROVING THE DISCLOSURE STATEMENT
            FOR FIFTH AMENDED JOINT PLAN OF AFFILIATED DEBTORS; (II)
                SETTING A RECORD DATE FOR VOTING PURPOSES; (III)
               APPROVING SOLICITATION PACKAGES AND PROCEDURES FOR
              DISTRIBUTION THEREOF; (IV) APPROVING FORMS OF BALLOTS
                AND ESTABLISHING PROCEDURES FOR TABULATION OF THE
               VOTE ON THE FIFTH AMENDED JOINT PLAN OF AFFILIATED
             DEBTORS; AND (V) SCHEDULING A HEARING AND ESTABLISHING
                  NOTICE AND OBJECTION PROCEDURES IN RESPECT OF
                 CONFIRMATION OF THE FIFTH AMENDED JOINT PLAN OF
                               AFFILIATED DEBTORS
                               ------------------

          Upon the motion, dated September 18, 2003, (the "Motion"),/1 of Enron Corp. and its affiliated debtor entities (collectively, the "Debtors"), for an order, pursuant to sections 105, 502, 1125, 1126 and 1128 of title 11 of the United States Code (the "Bankruptcy Code") and Rules 2002, 3003, 3017, 3018, and 3020 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), (a) approving the Debtors' Disclosure Statement for Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code (as amended, the "Disclosure Statement"); (b) setting a record date for voting purposes; (c) approving the Solicitation Packages and procedures for distribution thereof; (d) approving forms of Ballots and establishing procedures for tabulation of the vote on the Debtors' Amended Joint Plan of Affiliated Debtors Pursuant to




--------
\1 Capitalized terms not otherwise defined herein have the meanings set forth in the Motion.

Chapter 11 of the United States Bankruptcy Code (as amended, the "Plan"); and
(e) scheduling a hearing and establishing notice and objection procedures in respect of confirmation of the Plan, all as more fully set forth in the Motion; and the Court having jurisdiction to consider the Motion and the relief requested therein being a core proceeding pursuant to 28 U.S.C. ss. 157 and 1334; and venue being proper before the Bankruptcy Court pursuant to 28 U.S.C. ss. 1408 and 1409; and a hearing having been commenced on January 6, 2004 (the "Hearing"), to consider the adequacy of the Disclosure Statement and the Motion; and the affidavits and certifications of service and publication on file with the Court, including docket number 13106 (affidavit of service filed by Brian Rosen on 9/25/03), docket number 13121 (affidavit of service filed by Brian Rosen on 9/25/03), docket number 13565 (notice of adjournment of hearing to consider the Disclosure Statement), docket number 14120 (affidavit of publication filed by Martin A. Sosland on November 11, 2003), docket number 14270 (notice of adjournment of hearing to consider the Disclosure Statement), docket number 14424 (notice of adjournment of hearing to consider the Disclosure Statement), docket number 14697 (notice of adjournment of hearing to consider the Disclosure Statement) and docket number 14895 (notice of adjournment of hearing to consider the Disclosure Statement) (collectively, the "Affidavits") are proper and timely notice of the Hearing has been given; and that such notice was adequate and sufficient; and the Court having reviewed the Disclosure Statement, the Motion, the papers in support thereof, and the responses thereto, if any; and upon the Disclosure Statement, the Motion, the papers in support thereof and the responses thereto, if any, and the record of the Hearing and upon all of the proceedings heretofore before the Court and after due deliberation and sufficient cause, the Court having found and determined that the legal and factual bases set forth in the Motion and at the Hearing establish just cause for the relief granted herein; and that the relief requested in the Motion is in the best interests of the Debtors, their estates, and creditors; and therefore


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

          IT IS HEREBY FOUND THAT:

          A. Notice of the Motion and the Hearing was served in accordance with the Scheduling Order Approving Form And Manner Of Notice For And Scheduling Hearing On The Debtors' Motion For Order Pursuant To Sections 105, 502, 1125, 1126, And 1128 Of The Bankruptcy Code And Bankruptcy Rules 2002, 3003, 3017, 3018 And 3020 (I) Approving The Amended Disclosure Statement; (I) Setting A Record Date For Voting Purposes; (III) Approving Solicitation Packages And Procedures For Distribution Thereof; (IV) Approving Forms Of Ballots And Establishing Procedures For Tabulation Of The Vote On The Fifth Amended Joint Plan Of Affiliated Debtors; And (V) Scheduling A Hearing And Establishing Notice And Objection Procedures In Respect Of Confirmation Of The Fifth Amended Joint Plan Of Affiliated Debtors. The foregoing notice constitutes good and sufficient notice to all interested parties and no other or further notice need be provided.

          B. The Disclosure Statement attached hereto as Exhibit H as it may be modified to reflect changes made or ordered on the record at the hearing contains "adequate information" within the meaning of section 1125 of the Bankruptcy Code.

          C. The notice substantially in the form attached hereto as Exhibit A (the "Confirmation Hearing Notice") and the procedures set forth below for providing such notice to all creditors and equity security holders of the time, date, and place of the hearing to consider confirmation of the Plan (the "Confirmation Hearing") and the contents of the Solicitation Packages and Non-Voting Solicitation Packages (both as defined below) comply with Bankruptcy Rules 2002 and 3017 and constitute sufficient notice to all interested parties.

          D. The forms of the ballots (the "Ballots") attached hereto substantially in the form of Exhibit B and Exhibit C are sufficiently consistent with Official Form No. 14 and adequately address the particular needs of these chapter 11 cases and are appropriate for each Class (as such term is defined in the Plan) of claims entitled to vote to accept or reject the Plan.


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

          E. The voting instructions attached hereto substantially in the form of Exhibit D contain adequate information and shall be included with each Ballot for general unsecured claims and convenience claims substantially in the form of Exhibit B and each multiple-tiered Ballot (as applicable) substantially in the form of Exhibit C.

          F. The letter of support by the Creditors' Committee in the form of
Exhibit I and the letter of support by the ENA Examiner in the form of Exhibit J (collectively, the "Letters of Support") are each approved as being a solicitation of acceptance of the Plan in good faith and in compliance with the Bankruptcy Code, including section 1125 thereof.

          G. The Ballots require the furnishing of sufficient information to assure that duplicate Ballots are not submitted and tabulated.

          H. Ballots need not be provided to the holders of unimpaired claims in Classes 1 and 2 because the Plan provides that such Classes are unimpaired and, therefore, deemed to accept the Plan.

          I. Ballots need not be provided to holders of intercompany claims in Class 190 because the holders thereof are Plan proponents and, as such they are deemed to have accepted the Plan.

          J. Ballots need not be provided to the holders of claims and interests in Classes 183 and 376 through 385 because it is anticipated that they will not receive or retain any property under the Plan in respect of such claims or interests and, therefore, are deemed to reject the Plan.


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

          K. The period, set forth below, during which the Debtors may solicit acceptances or rejections of the Plan is a reasonable and adequate period of time for creditors to make an informed decision to accept or reject the Plan.

          L. The procedures for the solicitation and tabulation of votes to accept or reject the Plan (as more fully set forth in the Motion and below) provide for a fair and equitable voting process and are consistent with section 1126 of the Bankruptcy Code.

          M. The Debtors have the right to seek modifications or extensions of the matters governed by this Order.

          NOW, THEREFORE, IT IS ORDERED THAT:

          1. The Motion is GRANTED as modified herein.

          2. Pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017(b), the Disclosure Statement as it may have been or may be further modified to reflect changes made or ordered on the record of the hearing is APPROVED.

          3. January 6, 2004 shall be the date established as the record date (the "Record Date") for purposes of this Order and determining which creditors are entitled to vote on the Plan; provided, however, that the Debtors, with the consent of the Creditors' Committee, may agree to a later date for the Record Date so long as such agreement is announced on the record in open court and reflected in the order approving the Disclosure Statement.

          4. All objections to the Motion and Disclosure Statement or the relief requested therein, that have not been withdrawn, waived, settled or otherwise resolved and all reservations of rights included therein, are overruled.


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

          5. The Letters of Support in the form of Exhibit I and Exhibit J are approved and shall be included in the Solicitation Packages (as defined below).

          6. The Debtors are directed to distribute or cause to be distributed
(a) a CD-ROM containing the Disclosure Statement (together with a copy of the Plan and this Order attached thereto), (b) the Confirmation Hearing Notice, (c) a Ballot, Voting Instructions and return envelope postage pre-paid and (d) the Letters of Support (collectively, the "Solicitation Package") by no later than February 3, 2004 (except as otherwise provided in this Order) absent further relief from the Court (the "Solicitation Date"), to all creditors entitled to vote and their counsel as applicable, or their record holder, nominee or agent as applicable, on the Plan as set forth in the Order, Pursuant to Sections 105(a), 502(c), 1125 and 1126 of the Bankruptcy Code and Bankruptcy Rules 3003, 3017 and 3018, Establishing Voting Procedures in Connection with the Plan Process and Temporary Allowance of Claims Procedures Related Thereto (the "Voting Procedures Order"); provided, however, that the Debtors are not required to distribute Solicitation Packages (without a Ballot, Voting Instructions and return envelope) to any holder of a claim or interest in Classes 1, 2, 183, 190, 376 through 385, parties to executory contracts who do not hold either a filed or a scheduled claim (so long as such scheduled claim is not listed as contingent, unliquidated, or disputed), or creditors not entitled to vote on the Plan pursuant to the Voting Procedures Order, unless such party makes a specific request in writing for the same.

          7. Any creditor entitled to vote in a given Class who has filed duplicate claims (meaning the claims are in the same amount, with the same classification and asserting the same basis of claim) to be voted in such Class shall be provided, to the extent possible, with only one Solicitation Package and one Ballot for voting a single claim in such Class.


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

          8. The Debtors are not required to distribute Solicitation Packages to creditors if such creditors' claims have already been paid in full or otherwise satisfied pursuant to an order by the Bankruptcy Court.

          9. If service by CD-ROM, or obtaining a copy of the Plan and Disclosure Statement via the Internet at http://www.nysb.uscourts.gov, http://www.elaw4enron.com and http://www.enron.com/corp/por, imposes a hardship for any creditor (e.g., the creditor does not own or have access to a computer or the Internet), such creditor may submit to the Debtors a signed certification of hardship (with supporting documentation, as appropriate) explaining why a paper copy should be provided to the creditor at the Debtors' cost. Upon receipt of a certification of hardship, the Debtors shall evaluate whether an actual hardship appears to exist and, in the event that it does, the Debtors shall provide such creditor with a paper copy of the Plan and Disclosure Statement at no cost to the creditor. If the Debtors determine that there is insufficient information to establish the existence of a hardship, the Debtors shall consult with the Creditors' Committee prior to making a final determination to deny any such request.

          10. The Debtors are directed to distribute or cause to be distributed Solicitation Packages (without a Ballot, return envelope and Voting Instructions) by the Solicitation Date to (a) the U.S. Trustee; (b) the attorneys for the Creditors' Committee and the Employee Committee; (c) attorneys for the Debtors' postpetition lenders; (d) the Securities and Exchange Commission; (e) the Internal Revenue Service; (f) indenture trustees listed on Exhibit G attached hereto (the "Indenture Trustees"); and (g) all parties that the Debtors are required to serve pursuant to the Bankruptcy Court's Case Management Order.

          11. Notices of non-voting status, substantially in the forms attached hereto as Exhibit E and Exhibit F (the "Notices of Non-Voting Status") and a Confirmation Hearing Notice substantially in the form of Exhibit A


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

(collectively, the "Non-Voting Solicitation Package") shall be distributed to
(a) holders, as of the Record Date, of unimpaired claims in Classes 1 and 2 and their counsel as applicable; and (b) all holders, as of the Record Date, of claims or interests in Classes 183 and 376 through 385, and their counsel as applicable, which Classes are designated under the Plan as not entitled to vote to accept or reject the Plan, parties to executory contracts that have not been assumed or rejected as of the Record Date and parties not entitled to vote on the Plan pursuant to the Voting Procedures Order. Any identical claims in these Classes that are filed multiple times by the same creditor against the same Debtor shall receive one Non-Voting Solicitation Package on account of such claims. The Debtors are not required to deliver Non-Voting Solicitation Packages to members in Class 190.

          12. To the extent that any of the notices of the Voting Procedures Motion and/or the notices of the Disclosure Statement Hearing (the "Disclosure Statement Hearing Notices") have been or are returned by the United States Postal Service as undeliverable, the Debtors are excused from distributing Solicitation Packages and Non-Voting Solicitation Packages to those entities listed at such addresses unless the Debtors receive written notice of accurate addresses for such entities, or accurate forwarding addresses from the United States Postal Service, before the Solicitation Date and the failure to distribute Solicitation Packages and Non-Voting Solicitation Packages to such entities shall not constitute inadequate notice of the Confirmation Hearing, the Voting Deadline (as defined below), or violation of Bankruptcy Rule 3017(d).

          13. The Debtors shall distribute copies of the Solicitation Packages and Non-Voting Solicitation Packages, as applicable, to the record holders including, without limitation, brokers, dealers, commercial banks, trust companies or other agents or nominees (the "Nominees") for the beneficial owners


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

of the Debtors' prepetition debt securities entitled to vote on the Plan (the "Voting Securities") and the beneficial owners of the Debtors' prepetition debt securities not entitled to vote on the Plan (the "Non-Voting Securities") in order to allow the Nominee to forward the Solicitation Packages and Non-Voting Solicitation Packages to their beneficial owners. Each Nominee shall be entitled to receive reasonably sufficient numbers of Solicitation Packages to forward to beneficial owners of the Voting Securities, and to receive reasonably sufficient number of Non-Voting Solicitation Packages to forward to beneficial owners of the Non-Voting Securities. The Debtors shall reimburse such Nominee's reasonable, actual, and necessary out-of-pocket expenses associated with the distribution of such packages to the beneficial owners of Voting Securities and Non-Voting Securities, based upon New York Stock Exchange Guidelines.

          14. The Nominees are authorized and directed to forward the Solicitation Packages to the beneficial owners of the Voting Securities, and Non-Voting Solicitation Packages to the beneficial owners of the Non-Voting Securities, within five (5) business days of the receipt by such Nominees of the Solicitation Packages and Non-Voting Solicitation Packages.

          15. The Nominees shall have two options with regard to submitting votes with respect to any Voting Securities: (a) the Nominee can forward the Solicitation Package with the Ballots attached substantially in the form of Exhibit C-1 and Exhibit C-2, as applicable, to each Beneficial Holder entitled to vote on the Plan within five (5) business days of the receipt by such Nominee of the Solicitation Package and include a return envelope provided by, and addressed to, the Nominee to enable the Beneficial Holder to return the completed Ballot to the Nominee, with the Nominee then tabulating the vote and submitting a Master Ballot attached substantially in the form of Exhibit C-3 and


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

Exhibit C-4, as applicable, to the Solicitation Agent; or (b) the Nominee can forward a "prevalidated" Ballot (as described below) and using the Ballot attached hereto substantially in the form of Exhibit C-1 and Exhibit C-2, as applicable, within five (5) business days of the receipt by such Nominee of the Solicitation Package, and including a return envelope addressed to the Solicitation Agent, to enable the Beneficial Holder to return the completed Ballot directly to the Solicitation Agent. To "prevalidate" a Ballot, the Nominee shall execute the Ballot and indicate on the Ballot the name of the registered holder, the amount of securities held by the Nominee for the Beneficial Holder and the account number in which such securities are held by the Nominee.

          16. Additionally, Nominees for Voting Securities entitled to make elections based upon General Unsecured Claims Against Enron North America Corp., Enron Power Marketing, Inc., Enron Gas Liquids, Inc., Enron Global Markets LLC, Enron Industrial Markets LLC, Enron Natural Gas Marketing Corp., ENA Upstream Company LLC, Enron Capital & Trade Resources International Corp. and Enron Reserve Acquisition Corp. shall utilize the election form (the "Election Form") attached hereto substantially in the form of Exhibit C-10 to allow the holders of Voting Securities to make such election (the "Election"), if desired, as provided in the Plan. The Election Forms shall be completed, if desired, and delivered to the Nominee and the Nominee shall follow the procedures established by the Solicitation Agent with respect to the delivery of the underlying securities of any Beneficial Holder that timely instructs the Nominee to make the Election, which deliveries shall be in effect until final distributions are made under the Plan.

          17. Unless a Fiduciary Stipulation (as defined below) is entered into in accordance with paragraph 18 below, with respect to allowed claims and claims temporarily allowed for voting purposes by order of this Court based upon prepetition financing transactions, bonds, syndicated bank debt and other


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

transactions (the "Financing Transactions") listed in Section III.F "Financing Transactions" of the Disclosure Statement (as applicable) where the Beneficial Holder's votes are to be tallied and cast as a single vote by the appropriate fiduciary (the "Fiduciary") on behalf of such Fiduciary's constituency in accordance with the exercise of their duties and/or pursuant to the terms and provisions of the governing documents and applicable law, the Debtors may use the Ballots substantially in the form of Exhibit C-5 and Exhibit C-6 to enable Nominees to solicit the votes of such Fiduciaries' Beneficial Holders. The Ballots substantially in the form of Exhibit C-5 and Exhibit C-6 will be prevalidated for direct return by the Beneficial Holder to the Solicitation Agent so as to be received by no later than Noon (New York City Time) on March 15, 2004. The Solicitation Agent shall tabulate these Ballots and deliver a voting certification to the Fiduciary reflecting only how the Beneficial Holders voted on the Plan by no later than 5:00 p.m. (New York City Time) on March 19, 2004. The Debtors may use the form of Ballot substantially in the form of Exhibit C-7 and Exhibit C-8 as a Ballot to enable the Fiduciary to cast a single vote on behalf of their constituency for or against the Plan.

          18. Notwithstanding the provisions of paragraph 17 of this Order, the Debtors are authorized to enter into stipulations with the respective Fiduciaries, if desired by the Fiduciary and if the Fiduciary is so authorized pursuant to the appropriate documents, to allow the Beneficial Holders of trust securities, bonds and syndicated bank debt related to Financing Transactions to be solicited to vote directly on the Plan (the "Fiduciary Stipulations"), provided, however, that the Fiduciary Stipulations shall contain or satisfy the following:

               (a) Fiduciary Stipulations shall be submitted to this Court under a notice of presentment on ten (10)calendar days notice and, if a hearing is required, it will be held on the


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

                    first available hearing date that is no less than ten (10) calendar days following the filing of the applicable Fiduciary Stipulation;

               (b) to be effective for voting purposes, Fiduciary Stipulations must be "so ordered" by this Court on or before February 13, 2004, with Solicitation Packages related to such Fiduciary Stipulations mailed to Beneficial Holders on or before February 20, 2004;

               (c) the Fiduciary Stipulations shall provide that Beneficial Holders of trust securities may be solicited directly to vote for or against the Plan based upon their pro rata share of (i) the amount of the aggregate claim as established pursuant to any Court-approved settlements, (ii) the amount of the aggregate claim as set forth on the proof of claim filed by the Fiduciary, (iii) the amount of the aggregate claim as determined pursuant to the terms of the Voting Procedures Order, or (iv) an amount agreed upon by the parties to the Fiduciary Stipulation;

               (d) if a Fiduciary Stipulation is approved by this Court on or before February 13, 2004 and provides for the direct solicitation of Beneficial Holders but (i) the underlying claim or a particular Beneficial Holder is precluded from voting pursuant to the Voting Procedures Order, or (ii) the Debtors and Fiduciaries are unable to agree upon the aggregate amount of the voting claim then, absent an agreement with the Debtors to the contrary, either the Fiduciary or the appropriate Beneficial Holder must file a motion seeking temporary allowance of the claim on or before February 17, 2004; and, upon the timely filing of such motion, the Debtors shall mail Solicitation Packages consistent with the provisions of paragraph 25 of this Order;

               (e) subject to (d) above, except as may be otherwise provided in the Fiduciary Stipulation or this Order, if the Fiduciary Stipulations are approved by this Court as provided in this Order, then the Debtors shall solicit the votes of the Beneficial Holders by using the procedures and Ballots set forth in paragraph 15 of this Order;

               (f) unless otherwise agreed by the Debtors, each Fiduciary Stipulation shall provide that the Debtors and the Creditors' Committee have reserved all rights to challenge, on or before the Confirmation Hearing Date, the tabulation of such votes as individual votes for or against the Plan; if the Debtors or the Creditors' Committee challenge the tabulation of such votes then the objecting party shall file and serve a pleading with this Court setting forth the legal bases for its challenge at least seven (7) calendar days prior to the Confirmation Hearing;


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

               (g) if a Fiduciary Stipulation is entered into and the Beneficial Holders are solicited directly and it is later determined that such votes should not be counted as individual votes for or against the Plan then (i) such votes shall be deemed Beneficial Holder votes to instruct the applicable Fiduciary as to how to vote the Fiduciary's claim and (ii) the manner and method for tabulating these votes for purposes of determining how the Fiduciary will vote on the Plan will be determined at the Confirmation Hearing;

               (h) each Fiduciary Stipulation shall provide that the Debtors, their estates, the Creditors' Committee and the forgoing's respective officers, directors and professionals shall incur no liability as a result of agreeing to or entering into the Fiduciary Stipulation or exercising their right to challenge, on or before the Confirmation Hearing Date, the tabulation of such votes as individual votes for or against the Plan; and

               (i) under no circumstances shall the guidelines set forth in this Order or the terms and conditions in any Fiduciary Stipulation be construed as a modification of the terms, conditions or requirements of the documents associated with the respective Financing Transaction.

The provisions set forth in this paragraph 18 and any Fiduciary Stipulation are intended to serve administrative purposes only to facilitate the solicitation process and are not intended to alter the underlying rights of the parties in interest. While the Debtors are hereby authorized to enter into such Fiduciary Stipulations, they are not required to enter into any such Fiduciary Stipulation if the Fiduciary Stipulation deviates from or supplements the guidelines set forth in this Order.

          19. Notwithstanding any other provision of this Order, if a Fiduciary Stipulation is not entered into pursuant to paragraph 18 above, the Beneficial Holders of Financing Transactions shall be entitled to file a motion seeking temporary allowance of their claim on or before February 17, 2004 requesting, among other things, that such Beneficial Holders be solicited directly to vote on the Plan; and, upon the timely filing of such motion, the Debtors shall mail Solicitation Packages consistent with the provisions of paragraph 25 of this


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

Order. Hearings on such temporary allowance motions shall be scheduled pursuant to the provisions of the Voting Procedures Order entered by this Court.

          20. The Beneficial Holders as of the Record Date of debt securities included in the stipulation and order related to securities issued by Enron North America and Enron Transportation Services Company (commonly referred to as "TOPRS") approved by this Court on October 2, 2003 (docket number 13269) are entitled to (1) vote on the Plan and (2) make the voluntary election to receive additional cash distributions in lieu of Plan Securities (as such term is defined in the Disclosure Statement) (the "Election"). The Nominees shall forward the Solicitation Package with the Ballots attached substantially in the form of Exhibit C-9 to each Beneficial Holder entitled to vote on the Plan within five (5) business days of the receipt by such Nominee of the Solicitation Package and include a return envelope provided by, and addressed to, the Nominee to enable the Beneficial Holder to return the completed Ballot to the Nominee, with the Nominee then tabulating the vote and submitting a Master Ballot attached substantially in the form of Exhibit C-3 to the applicable Fiduciary who will then forward the Master Ballot to the Solicitation Agent by the Voting Deadline.

          21. Additionally, Nominees for TOPRS shall utilize the election form (the "TOPRS Election Form") attached hereto substantially in the form of Exhibit C-11 to allow the holders of TOPRS claims to make an additional election (the "TOPRS Election"), if desired, as provided in the Plan. The TOPRS Election Forms shall be completed, if desired, and delivered to the Nominee and the Nominee shall follow the procedures established by the Solicitation Agent with respect to the electronic delivery of the Beneficial Holder's underlying position, which electronic deliveries shall remain in effect until final distributions are made under the Plan.


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

          22. With respect to Master Ballots submitted by Nominees and/or pre-validated Ballots submitted by or through the Nominees:

               (a) all Nominees to which Beneficial Holders return their Ballots shall summarize on the Master Ballot all Ballots cast by the Beneficial Holders and return the Master Ballot to the Solicitation Agent; provided, however, that each Nominee shall be required to retain the Ballots cast by the respective Beneficial Holders for inspection for a period of at least one (1) year following the Voting Deadline;

               (b) votes cast by the Beneficial Holders through a Nominee by means of a Master Ballot or prevalidated Ballot shall be applied against the positions held by such Nominee as evidenced by a list of record holders provided by The Depository Trust Company and compiled as of the Record Date; provided, however, that votes submitted by a Nominee on a Master Ballot or prevalidated Ballot shall not be counted in excess of the position maintained by such Nominee as of the Record Date;

               (c) to the extent that there are over-votes submitted by a Nominee, whether pursuant to a Master Ballot or prevalidated Ballot, the Solicitation Agent shall attempt to reconcile discrepancies with the Nominee;

               (d) to the extent that over-votes on a Master Ballot or prevalidated Ballot are not reconciled prior to the preparation of the vote certification, the Solicitation Agent shall apply the votes to accept and to reject the Plan in the same proportion as the votes to accept or reject the Plan submitted on the Master Ballot or prevalidated Ballot that contained the over-vote, but only to the extent of the position maintained by such Nominee as of the Record Date;

               (e) multiple Master Ballots may be completed by a single Nominee and delivered to the Solicitation Agent and such votes shall be counted, except to the extent that such votes are inconsistent with or are duplicative of other Master Ballots, in which case the latest dated Master Ballot received before the Voting Deadline shall supersede and revoke any prior Master Ballot; and

               (f) each Beneficial Holder shall be deemed to have voted the full amount of its claim.

          23. If the Debtors discover any additional claims related to debt securities, syndicated bank debt or similarly structured claims that require


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

multiple-tier voting procedures, the Debtors shall use the solicitation and tabulation procedures applicable to such claims in accordance with the procedures approved in this Order.

          24. On October 31, 2003, the Bank of New York ("BNY") filed an (A) Limited Objection to Debtors' Motion For an Order, Among Other Things, Approving Solicitation Packages and Forms of Ballot, and (B) Motion For an Order Directing the Debtors to Include the BNY Direction and Indemnity Letter in Solicitation Packages to Noteholders of Certain Trusts (Docket No. 13871) (the "BNY Motion") which is scheduled to be heard at a hearing on February 11, 2004. To the extent that this Court issues an order granting the relief sought in the BNY Motion by February 13, 2004, the Debtors shall take such action as set forth in such order. If BNY does not enter into and file with this Court Fiduciary Stipulations for the BNY-related Financing Transaction claims in accordance with the terms of this Order, then the Debtors shall not be required to mail Solicitation Packages to Beneficial Holders of such Financing Transactions until February 20, 2004.

          25. To the extent that a creditor was not initially sent a Solicitation Package, and the creditor files a motion to temporarily allow its claim for voting purposes on or before February 17, 2004, the Debtors shall mail, via express or overnight mail, a Solicitation Package together with the appropriate Ballot (as discussed below, the "Temporary Allowance Ballot") to such creditor within five (5) business days after the filing of such motion. The creditor shall receive the appropriate Temporary Allowance Ballot substantially in the form of the Ballots attached hereto as exhibits together with the applicable form of Voting Instructions substantially in the form of Exhibit D-7, Exhibit D-8, or Exhibit D-9 (the "Temporary Allowance Voting Instructions") and shall execute and return the Temporary Allowance Ballot to the Solicitation Agent by the Voting Deadline. The Temporary Allowance Ballots shall be clearly and conspicuously titled as "provisional" Ballots. For example, the Temporary Allowance Ballot for voting general unsecured claims shall be substantially in the form of Exhibit B-1 and the title for such Ballot shall be "Provisional Ballot For Voting General Unsecured Claims". For administrative purposes all Master Ballots submitted on behalf of provisional securities ballots shall be deemed for all purposes to be provisional Master Ballots. Each Temporary Allowance Ballot shall, directly under the title for such Ballot, include a statement in bold, conspicuous text substantially as follows:

           This is a provisional Ballot ("Provisional Ballot") that has been sent to you because you have filed a motion requesting the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") to temporarily allow your claim for voting purposes. Receipt of this Provisional Ballot does not mean that your claim has been allowed for voting purposes. Rather, the amount and classification of your claim (if any) shall be determined by order of the Bankruptcy Court on or before April 14, 2004. The Debtors have provided you with this Provisional Ballot to provide you with sufficient time to review the Plan, Disclosure Statement and related materials so that you may determine how to vote on the Plan if your claim is ultimately allowed for voting purposes. Please review the attached voting instructions, complete this Provisional Ballot as directed and return it to the Debtors' solicitation agent, Innisfree M&A Incorporated (the "Solicitation Agent"), in the envelope provided herein by no later than 5:00 p.m. (New York City Time) on March 24, 2004 (the "Voting Deadline"). If the Bankruptcy Court ultimately allows your claim for voting purposes then your vote will be counted if and only if the Solicitation Agent receives a fully executed copy of this Provisional Ballot by the Voting Deadline. If you have any questions about this Provisional Ballot, please contact the Solicitation Agent at (877) 825-8906 (Toll Free).

If a Temporary Allowance Motion is filed that results in the creditor receiving multiple Ballots, one Ballot for voting indirect claims by Beneficial Holders in Financing Transactions and one Provisional Ballot resulting from a Temporary Allowance Motion filed by such Beneficial Holder, then the Provisional Ballot shall include a description explaining why multiple Ballots were received and why multiple Ballots are to be submitted by the applicable Voting Deadline.

          26. To the extent that a creditor received a Solicitation Package and subsequently files a Temporary Allowance Motion or Ballot Correction Motion that requests that its claim be allowed to vote on the Plan in a different class that is entitled to make different elections on their Ballot pursuant to the Plan, such creditor will only receive a new Ballot reflecting the new Class if this Court enters an order or stipulation allowing the claim to vote on the Plan in the new Class on or before April 14, 2004. If this Court enters an order or stipulation by April 14, 2004 allowing the claim to vote on the Plan in the new Class but the new Ballot is not received by the creditor and submitted by the Voting Deadline, then (1) the creditor shall submit the Ballot originally sent with the Solicitation Package indicating an acceptance or rejection of the Plan by the Voting Deadline, (2) the creditor's vote on such Ballot shall be counted as a vote in the new Class as provided by this Court's order; and (3) the creditor shall be allowed to make the appropriate election prior to the Confirmation Hearing.

          27. With the exception of the Ballots substantially in the form of Exhibit C-5 and Exhibit C-6, all Ballots must be properly executed, completed, and the original thereof shall be delivered to the Solicitation Agent so as to be actually received by no later than 5:00 p.m. (New York City Time) on March 24, 2004 (the "Voting Deadline").

          28. In order for the Ballots attached hereto substantially in the form of Exhibit C-5 and Exhibit C-6 to be counted, they must be properly executed, completed, and the original thereof shall be delivered to the Solicitation Agent so as to be actually received by no later than Noon (New York City Time) on March 15, 2004. The Solicitation Agent shall tabulate these Ballots and deliver a voting certification to the Fiduciary reflecting only how the Beneficial Holders voted on the Plan by no later than 5:00 p.m. (New York City Time) on March 19, 2004. The Fiduciary shall then complete the Ballot substantially in


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

the form of Exhibit C-7 and Exhibit C-8, as applicable, to cast a single vote on behalf of their constituency in accordance with the exercise of their duties and/or pursuant to the terms and provisions of the governing documents and applicable law by the Voting Deadline.

          29. All Temporary Allowance Ballots and Ballots that are the subject of a Ballot Correction Motion (as that term is defined in the Voting Procedures Order), must be properly executed, completed, and the original thereof shall be delivered to the Solicitation Agent so as to be actually received by the Voting Deadline regardless of whether the amount or classification of such claims have been resolved by the Voting Deadline.

          30. The Debtors are authorized to reimburse any reasonable, actual and necessary out-of-pocket expenses incurred by The Depository Trust Company, Nominees, Fiduciaries, brokerage firms or any nominee or trustee of beneficial holders of debt securities in connection with the distribution of the Solicitation Packages.

          31. Solely for purposes of voting to accept or reject the Plan and not for the purpose of the allowance, or distribution on account, of a claim and without prejudice to the rights of the Debtors in any other context, each claim entitled to vote to accept or reject the Plan shall be entitled to vote the amount of such claim as set forth on the Ballot; provided, however, that the foregoing procedures shall be governed in accordance with the procedures separately approved by the Bankruptcy Court pursuant to the order approving the Voting Procedures Motion.

          32. In order to facilitate tabulation of the votes on the Plan, the following tabulation procedures are hereby approved:

               (a) a vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that a vote was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code;

               (b) any Ballot that is returned to the Solicitation Agent, but which is unsigned, or has a non-original signature, shall not be counted;

               (c) all votes to accept or reject the Plan must be cast by using the appropriate Ballot and in accordance with the voting instructions attached hereto substantially in the form of Exhibit D and as set forth on the Ballot and votes that are cast in any other manner shall not be counted;

               (d) a holder of claims in more than one (1) Class must use separate Ballots for each Class of claims;

               (e) a holder of claims shall be deemed to have voted the full amount of its claim in each Class and shall not be entitled to split its vote within a particular Class;

               (f) any Ballot (except a Master Ballot) that partially accepts and partially rejects the Plan shall not be counted;

               (g) if a holder of claims and/or its attorney casts more than one (1) Ballot voting the same claim prior to the Voting Deadline, only the last timely Ballot received by the Solicitation Agent shall be counted;

               (h) if a holder of claims and/or its attorney casts Ballots received by the Solicitation Agent on the same day, but which are voted inconsistently, such Ballots shall not be counted;

               (i) any executed Ballot received by the Solicitation Agent that does not indicate either an acceptance or rejection of the Plan shall not be counted;

               (j) any executed Ballot received by the Solicitation Agent that indicates both acceptance and rejection of the Plan shall not be counted;

               (k) any entity entitled to vote to accept or reject the Plan may change its vote before the Voting Deadline by casting a superseding Ballot so that it is received on or before such deadline; and

               (l) the Solicitation Agent shall not accept a vote by facsimile, telecopy transmission or electronic mail.

          33. Unless otherwise provided in accordance with the procedures set forth in the Voting Procedures Order, for voting purposes only, the creditors holding claims listed on Exhibit G attached hereto shall be entitled to vote the dollar amount of their claims; provided, however, that the aggregate dollar


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

amount of such creditors' claims may not exceed the dollar amounts listed on Exhibit G attached hereto.

          34. The Confirmation Hearing Notice is approved.

          35. The Confirmation Hearing shall be held at 10:00 a.m. (New York City Time) on April 20, 2004; provided, however, that the Confirmation Hearing may be adjourned from time to time by the Court or the Debtors without further notice to parties other than an announcement in Court at the Confirmation Hearing or any adjourned subsequent Confirmation Hearing and the Plan may be modified pursuant to the section 1127 of the Bankruptcy Code prior to, during or as a result of the Confirmation Hearing, pursuant to the terms of the Plan, or with consent from the Creditors' Committee without further notice to parties-in-interest.

          36. The Debtors shall publish the Confirmation Hearing Notice not less than twenty (20) days before the deadline to file objections to confirmation of the Plan, in each of The Wall Street Journal (National Edition), The New York Times (National Edition), The Houston Chronicle, Financial Times, Los Angeles Times, The Oregonian, Omaha World-Herald, Seattle Times Post-Intelligencer, The Luxembourg Wort, and El Nuevo Dia. Additionally, the Debtors shall publish the Confirmation Hearing Notice electronically on the website authorized by the Case Management Order, http://www.elaw4enron.com, as well as on http://www.enron.com/corp/por.

          37. Objections to confirmation of the Plan, if any, must (a) be in writing; (b) be in the English language; (c) state the name and address of the objecting party and the amount and nature of the claim or interest of such party; (d) state with particularity the basis and nature of any objection; and
(e) be filed, together with proof of service, with the Court and served so that they are actually received no later than 4:00 p.m. (New York City Time) on March 24, 2004, by each of the parties identified in the Confirmation Hearing Notice at the respective addresses set forth therein.


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

          38. Objections to confirmation of the Plan not timely filed and served in the manner set forth above shall not be considered and shall be overruled.

          39. The Debtors are authorized to take or refrain from taking any action necessary or appropriate to implement the terms of and the relief granted in this Order without seeking further order of the Court.

          40. The Debtors are authorized to make nonsubstantive changes to the Disclosure Statement, Plan, Ballots, Confirmation Hearing Notice, and related documents, with consent from the Creditors' Committee, without further order of the Court, including, without limitation, changes to correct typographical and grammatical errors and to make conforming changes among the Disclosure Statement, the Plan, and any other materials in the Solicitation Package prior to their distribution.

          41. The requirement under Rule 9013-1(b) of the Local Bankruptcy Rules for the Southern District of New York for the filing of a memorandum of law is waived.

Dated: New York, New York
       January 9, 2004

                                                /s/ Arthur J. Gonzalez
                                              ------------------------------
                                              HONORABLE ARTHUR J. GONZALEZ
                                              UNITED STATES BANKRUPTCY JUDGE


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